Exhibit 11 - Statement re:  Computation of Per Share Earnings:

Net Income Per Common Share:

         In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" which makes certain changes to the manner in which earnings per share is reported. The Company has adopted this standard for the year ended December 31, 1997.

                                            1999         1998         1997

Numerator-
  Net income-
    Basic & Diluted                   $  614,000   $1,007,000   $5,536,000

Denominator-
  Weighted average common shares
      outstanding - Basic              8,859,051    9,297,119    9,522,167
   Incremental shares from assumed
       conversions of stock options            -       47,628       89,182
                                      ----------   ----------   ----------


Weighted average common shares
   outstanding - Diluted               8,559,374    9,344,747    9,611,349

Basic earnings per share              $     0.07   $     0.11   $     0.58
Diluted earnings per share            $     0.07   $     0.11   $     0.58